GAIN Capital Announces Monthly Metrics for January 2016

Bedminster, New Jersey (February 10, 2016) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of January 2016.

Retail Metrics

•	OTC average daily volume[1] of $15.9 billion, an increase of 23.5% from December 2015 and 4.9% from January 2015.[2]

•	OTC trading volume[1] of $318.7 billion, an increase of 12.3% from December 2015 and a decrease of 0.05% from January 2015.[3]

•	Active OTC accounts[4] of 143,766, a decrease of 2.2% from December 2015 and an increase of 49.5% from January 2015.[5]

•	Futures average daily contracts of 40,605, an increase of 22.4% from December 2015 and an increase of 9.3% from January 2015.

•	Futures contracts of 812,097, an increase of 11.2% from December 2015 and an increase of 9.3% from January 2015.

Institutional Metrics

•	ECN average daily volume[1] of $9.4 billion, an increase of 39.5% from December 2015 and an increase of 21.2% from January 2015.

•	ECN volume[1] of $188.5 billion, an increase of 26.8% from December 2015 and an increase of 15.4% from January 2015.

•	Swap Dealer average volume[1] of $2.9 billion, an increase of 10.3% from December 2015 and a decrease of 28.3% from January 2015.

•	Swap Dealer volume[1] of $58.3 billion, an increase of 0.3% from December 2015 and a decrease of 31.7% from January 2015.

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1 US dollar equivalent of notional amounts traded.
2 OTC average daily volume decreased 11.8% from January 2015 on a pro forma basis (simple pro forma addition of GAIN and City Index).
3 OTC trading volume decreased 16.0% from January 2015 on a pro forma basis (simple pro forma addition of GAIN and City Index).
4 OTC accounts that executed a transaction during the last 12 months.
5 Active OTC accounts increased 0.8% from January 2015 on a pro forma basis (simple pro forma addition of GAIN and City Index).

Institutional Volume Disclosure

Beginning with the January 2016 metrics release, GAIN’s GTX trading volume, previously presented on a combined basis, is now shown in two categories: Electronic Communication Network (ECN) and Swap Dealer. ECN volume represents spot FX volume executed via our proprietary trading platform and NDF volume executed through our Swap Execution Facility. Swap Dealer volume represents spot, forwards, swaps, options and non-deliverable forwards executed through our registered swap dealer. Previously, trading volumes for GAIN’s ECN were presented on a double-count basis and Swap Dealer trading volumes shown on a single-count basis. The Company has adjusted its ECN volume presentation to a single-count basis. The historical operating metrics found on the Company’s investor relations website have been updated to reflect this change.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com